EXHIBIT 19.1

INSIDER TRADING AND BLACKOUT PERIOD POLICY

Effective June 14, 2019

Updated March 15, 2024

LEXARIA BIOSCIENCE CORP.

INSIDER TRADING AND BLACKOUT PERIOD POLICY

1.0 PURPOSE

Lexaria Bioscience Corp. (the "Company") is a publicly traded company, domiciled in British Columbia and listed on United States exchanges/marketplaces. As such, trades in the Company's securities1 are subject to both Canadian and US rules and regulations, as well as the rules and regulations of the applicable exchanges and/or marketplaces (collectively, "securities laws"). Securities laws generally prohibit trading or dealing in the securities of a company based on material non-public information. Anyone violating these laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment as well as causing significant damage to the Company's reputation. The purpose of this Policy is to assist Company Personnel (as defined below) in complying with their obligations. This Policy does not replace your responsibility to understand and comply with the securities laws, including the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting. Trading in securities of the Company, including without limitation the purchase and sale of common shares and the exercise of stock options, by Company Personnel, must also avoid the appearance of impropriety, as well as remain in full compliance with securities laws. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with or other relationship to the Company. If you have any doubt whether a situation requires refraining from effecting a transaction in the Company's securities or sharing information with others, such doubt should be resolved against taking such action.

2.0 COMPANY PERSONNEL

The following persons are required to observe and comply with this Policy:

(a)	all directors, duly appointed officers and employees of the Company or its subsidiaries;

(b)	any other person retained by or engaged by or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor, adviser, or other service provider);

(c)	any family member including a spouse, parent or age of majority child living in the household of any of the individuals referred to in Sections (a) and (b) above;

(d)	partnerships, trusts, corporations, RRSP's and other accounts or entities over which any of the above-mentioned individuals exercise control or direction; and

(e)	any other persons to which any of the individuals referred to in Sections (a), (b) and (c) above exercise control or direction.

_________________

1 Securities include common shares of the authorized share capital of the Company and any other security convertible into such shares which the Company may issue from time to time.

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For the purposes of this Policy, the persons listed above are collectively referred to as "Company Personnel". Sections (c) and (d) should be carefully reviewed by Company Personnel; those sections have the effect of making various family members or holding companies or trusts of the persons referred to in Sections (a) and (b) subject to this Policy.

3.0 MATERIAL NON-PUBLIC INFORMATION

"Material undisclosed information" is information that:

(a)	could reasonably be expected to have a significant effect on the market price or value of the Company's securities; or

(b)	a reasonable investor would consider to be important in making an investment decision regarding the purchase or sale of the securities of the Company;

and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to analyze the information.

Examples of material undisclosed information include but are not limited to: financial performance and significant changes in financial performance; significant changes to licensing or regulatory status; projections and strategic plans; major R&D and clinical milestones, major corporate acquisitions and dispositions; significant changes to major assets and operations; changes in ownership of the Company's securities that may affect the control of the Company; significant changes in senior management or to the Board of Directors; significant litigation; changes in corporate structure, such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sale of additional securities; entering into or loss of significant contracts; major labour disputes or disputes with major contractors, customers or suppliers; material regulatory or legal proceedings; takeover bids and issuer bids; and any decision to implement such a change by the Company's Disclosure Committee who believe that confirmation of the decision by the Company's Board of Directors is probable.

If you have any doubt whether certain information is “material”, you should not trade or communicate such information. Information is “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable stock exchange or securities commission or in press releases issued by the Company. In general, information may be presumed to have been available to investors one business day after the formal release of such information.

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4.0 PROHIBITED AND RESTRICTED ACTIVITIES

4.1 Insider Trading

You must not engage in transactions in any securities, whether of the Company or of any other companies, while in possession of material, non-public information regarding such company or securities, including engaging in transactions in any securities of companies with which the Company does business, or may do business, when you are in possession of material, non-public information regarding such company or securities ("insider trading").

Under this Policy, "trading" includes any sale or purchase of securities of the Company, including but not limited to: (a) buying or selling puts or calls or other derivative securities on the Company's securities; (b) the exercise of stock options granted under the Company's stock option plan; and (c) the acquisition of shares or any other securities pursuant to any Company benefit plan or arrangement. Notwithstanding (b) above, you may exercise stock options granted under the Company's stock option plan for cash, but the sale of any shares issued on the exercise of Company-granted stock options apply to the foregoing prohibition. Notwithstanding item (c) above, regular purchases (or sales) in accordance with a previously approved automated trading plan are exempt from the foregoing prohibition; however, starting, stopping, or making changes to your Pre-Approved Trading Plan (defined below), is prohibited during any period of time you are in possession of material, non-public information about the Company.

Pre-Approved Trading Plan – is any plan created by way of a written agreement between the Company Personnel and a brokerage firm at a time when the Company Personnel is not in possession of any material non-public information, under which the Company Personnel details the number of securities available for sale and the selling price or prices for such securities.

4.2 Tipping

You must not disclose material, non-public or other confidential information relating to the Company or other companies, when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members) ("tipping"), except on a strict need to-know basis as is necessary in the course of the Company's business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company's business should be immediately brought to the attention of an executive officer or member of the Board for resolution. You must also refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other company, while in possession of material, non-public information about those securities or that company. Both the person who provides the information and the person who receives the information may be liable under securities laws if the person who receives the information trades in securities based on the provided non-public information.

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4.3 Trading During Blackouts

Other than pursuant to a Pre-Approved Trading Plan, you must not, directly or indirectly, trade in securities of the Company during any Blackout Period (as described below).

4.4 Hedging Transactions

You must not engage in hedging transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company's other shareholders. Therefore, you are prohibited by this Policy from engaging in any such hedging transactions.

4.5 Margin Accounts and Pledges

You must not hold securities of the Company in a margin account or pledge Company securities as collateral. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

5.0 BLACKOUT PERIODS

The Company reserves the right to restrict trading by directors, officers, employees and agents in securities of the Company, other than pursuant to a Pre-Approved Trading Plan. Such restriction is generally referred to as a "Blackout Period" and is in place when there is, or is potential for, a significant event pending or there is information available but not yet disclosed.

The "Blackout Period" is:

(a)

for quarterly financial results, the period beginning two (2) weeks prior to the filing deadline of the financial statements and ending at the end of the first full trading day after the quarterly financial results are publicly disclosed. This Blackout Period applies to all directors, officers and accounting personnel directly involved in the preparation of the financial results;

(b)

for annual financial results, the period beginning two (2) weeks prior to the filing deadline of the financial statements and ending at the end of the first full trading day after the annual financial results are publicly disclosed. This Blackout Period applies to all directors, officers, and accounting personnel directly involved in the preparation of the financial results;

(c)	during the entire period that material undisclosed information is known or in the possession of a Company Personnel member;

(d)

for news releases containing material information, other than financial results, a period of one (1) trading day immediately following the time of the announcement. This Blackout Period applies to all directors and officers and other employees as determined by senior management; or

(e)	any other time and for any length of time as deemed necessary by the Company's executive management upon providing Company Personnel with notice of the Blackout Period.

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Where Company Personnel wishes to trade during the periods referenced in (a) or (b), above outside of a Pre-Approved Trading Plan, he or she must seek the prior approval of the Board. If the Board is satisfied, in its sole discretion, that such trade would not constitute a trade while in possession of material non-public information (if, e.g., the financial information not yet disclosed is limited to previously disclosed ordinary course expenses), then the Board may grant an exemption in respect of such trade.

All efforts will be made to advise of Blackout Periods as soon as possible; however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by pre-clearing transactions with a member of the Board in accordance with this Policy.

6.0 INSIDER REPORTING OBLIGATIONS

Canadian and US securities laws impose reporting requirements on certain insiders of the Company. If you are a reporting insider, you are personally responsible for compliance with reporting requirements under applicable securities laws.

7.0 COMPLIANCE

Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.

8.0 PENALTIES AND CIVIL LIABILITY

The applicable securities laws that impose insider trading and tipping prohibitions also impose substantial penalties and civil liability for any breach of those prohibitions, namely:

(a)	Criminal fines of up to $5,000,000 and four times the profit made or loss avoided;

(b)	Prison sentences for a term not exceeding 10 years for insider trading, and five years for tipping; and

(c)	Civil liability for compensation to the seller or purchaser of the relevant securities for damages as a result of the trade.

If the Company is found to have committed an offence, the directors, officers and supervisory Corporation Personnel of the Company may be subject to the same or additional penalties including dismissal from Company employment.

9.0 ENFORCEMENT

All directors, officers, employees and consultants of the Company and its subsidiaries will be provided with a copy of this Policy and shall execute the certification set out on the following page regarding acknowledgement of and compliance with the procedures and restrictions set forth in this Policy. It is a condition of their appointment, employment or engagement that each of these persons at all times abide by the standards, requirements and procedures set out in this Policy unless a written authorization to proceed otherwise is received by the Company pursuant to section 5.0. Any person who violates this Policy may face disciplinary action up to and including termination of his or her employment or appointment with or engagement by the Company without notice. The violation of this Policy may also violate certain securities laws. If it appears that a director, officer, employee or consultant may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

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Receipt of Insider Trading and Blackout Period Policy

I confirm that I have received a copy of the Lexaria Bioscience Corp. Insider Trading and Blackout Period Policy (the “Policy”) and acknowledge that I have read and understand its contents.  I agree to comply with the procedures and restrictions set forth in the Policy.

Printed Name:

Signature:

Position:

Date:

Please complete and sign above and deliver this page to Vanessa Carle, Head of Legal.

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